SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2006

            WIDEPOINT CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	0-23967	52-2040275
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

One Lincoln Centre, 18W140 Butterfield Rd. (Suite 1100)
Oakbrook Terrace, IL	60181
(Address of principal executive offices)	(zip code)

Registrant's telephone number, including area code: (630) 629-0003

(Former name or former address, if changed since last report)

        Check the appropriate box below box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01. Changes in Registrant’s Certifying Accountant.

        By letter dated February 24, 2006, the Audit Committee of the Board of Directors of WidePoint Corporation (the “Company”) informed the firm of Grant Thornton LLP (“Grant Thornton”) that it was dismissed and would no longer serve as the Company’s independent accounting firm effective February 24, 2006.

        Grant Thornton did not audit the Company’s Financial statements for the year ended December 31, 2005. During the fiscal years ended December 31, 2003 and December 31, 2004, and subsequent nine-month period ended September 30, 2005, there were no disagreements (within the meaning of Item 304(a)(1)(iv)(A) of Regulation S-B) between the Company and Grant Thornton on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Grant Thornton, would have been referred to in their reports. Grant Thornton’s reports on the Company’s financial statements for the years ended December 31, 2003 and December 31, 2004 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During 2005, Grant Thornton concurred with the determination by management that the Company had material weaknesses in the design of its internal control over financial reporting as discussed below.

        The material weaknesses in the Company’s internal control over financial reporting identified at the end of each of the quarters in 2005 resulted from insufficient technical accounting expertise within the Company’s accounting function to resolve non-routine or complex accounting and tax matters that occurred in connection with: (i) the Company’s acquisition of ORC in October 2004; (ii) the determination of the proper accounting treatment of the “financial instrument” relating to the warrants issued by the Company to Barron Partners L.P. (“Barron”) in October 2004; and (iii) the determination of the proper accounting treatment of the shares of common stock issued and held in escrow following the acquisition by the Company of Chesapeake Government Technologies, Inc. (“Chesapeake”) in April 2004. The material weaknesses in internal controls resulted in: (i) the Company’s late filing on April 19, 2005 (four days after the extended due date) of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004; (ii) the need to restate the recorded amount of the financial instrument at December 31, 2004 and March 31, 2005 due to the failure to mark-to-market such instrument at December 31, 2004; (iii) the need to reclassify the amortized costs relating to the ORC acquisition in cost of sales and not in amortization and depreciation, and to record the preferred stock issued to Barron as temporary preferred equity and not permanent preferred equity; and (iv) the need to restate the Company’s financial statements for the year ended December 31, 2004 and the first three quarters of 2005 to reflect changes in the Company’s accounting relating to the Chesapeake acquisition. The Chesapeake-related restatements: (i) eliminated the intangible asset associated with the acquisition; (ii) reversed the related amortization expense; (iii) expensed as consulting fees the cost of the transaction attributable to the cost of issuance of the non-escrowed shares and other direct costs at the time of the acquisition; (iv) recorded and expensed as consulting fees in cost of sales the release of the shares from escrow at December 31, 2004; (v) expensed in cost of sales and recorded the value of those shares in equity meeting the contractual performance measures that would result in the release of those shares from escrow after the filing of the Company’s Form 10-K for the year ended December 31, 2005; and (vi) recorded the shares in equity as common stock issuable until such time as they can be reclassified as common stock upon the release of the shares earned from escrow. In order to remediate the weaknesses in the Company’s internal control over financial reporting, the Company employed a consulting firm in January 2005 with the requisite accounting expertise to resolve the above issues, which arose as a result of accounting comments raised by the SEC in connection with its review of the Company’s periodic reports and its Registration Statement on Form S-1. The Company believes that the above material weaknesses in its internal control over financial reporting were remedied on January 19, 2006 upon the filing by the Company of amendments to its prior periodic reports containing restated financial statements reflecting the resolution of the above accounting issues.

        Attached as an exhibit to this Form 8-K is a letter from Grant Thornton indicating their agreement with the statements made by the Company in this Form 8-K.

        On February 24, 2006, the Audit Committee of the Board of Directors of the Company engaged the independent accounting firm of Epstein Weber and Conover PLC (“Epstein Weber”) to serve as its new independent accounting firm effective February 24, 2006.

        During the fiscal years ended December 31, 2004 and December 31, 2005 and the subsequent interim period, the Company did not consult with Epstein Weber regarding either (i) the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company’s financial statements or (ii) any matter that was either the subject of a disagreement or an event (as defined in Item 304(a)(1)(iv) of Regulation S-B).

Item 9.01. Financial Statements and Exhibits.

    (d)        Exhibits:

        The following exhibit is filed herewith:

Exhibit Number	Document

16.1	Letter, dated February 24, 2006, from Grant Thornton LLP to the Securities and Exchange Commission

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WIDEPOINT CORPORATION
(Registrant)

Dated: February 27, 2006	By: /s/ James T. McCubbin
James T. McCubbin
Vice President and Chief Financial Officer